REGAL URANIUM INC.

Suite 950, Scotia Tower
650 West Georgia Street, PO Box 11587
Vancouver, BC
V6B 4N8

August 27, 2009

Buckingham Exploration Inc.
Suite 418-831 Royal George Boulevard
Canon City, Colorado, 81212
and
Hyde Park Uranium Inc.
Suite 418-831 Royal George Boulevard
Canon City, Colorado, 81212
and
Apha Beta Uranium Inc.
Suite 418-831 Royal George Boulevard
Canon City, Colorado, 81212

RE: Execution and Settlement Agreement
-Default Under Secured Convertible Debenture Purchase Agreement dated September 12, 2008 with Regal Uranium Inc. ("Regal") ($150,000 Principal Amount)
-Default Under Secured Convertible Debenture Purchase Agreement undated with Joerg Gruber ("Gruber") ($200,000 Principal Amount); and
-Default Under Secured Convertible Debenture Purchase Agreement dated September 12, 2008 with Aran Asset Management SA ("Aran Asset") ($150,000 Principal Amount)

Each of Buckingham Exploration Inc., Hyde Park Uranium Inc. and Alpha Beta Uranium Inc. (individually a "**Debtor**") has committed one or more "**Events of Default**" as that term is defined in Section 8 of each of the above listed Purchase Agreement with Regal (also called herein the "**Regal Debenture**").

Pursuant to Section 8.2 of the Regal Debenture we advise that all amounts owing by the three Debtors to Regal have been accelerated and are now immediately due and owing.

As you know, Regal previously issued a Notice of Default on Thursday August 27, 2009 and Regal advised that it was exercising its secured rights under the Regal Debenture and that it would be providing you this Execution and Settlement Agreement for signing on behalf of each of the three Debtors.

As a result of that Event of Default, the only substantial assets of Hyde Park Uranium Inc. and Alpha Beta Uranium Inc. (together the "**Subsidiaries**"), that is, certain mining claims held in the

a

names of the Subsidiaries, were about to expire. This was unacceptable to Regal. Accordingly, Regal has begun its steps to execute under the Regal Debenture.

As background, Regal has offered in writing to purchase the two Debentures held by Joerg Gruber and Aran Asset and issued by the three Debtors (the "**Gruber Debenture**" and the "**Aran Asset Debenture**", respectively). But, we advise that offer is in most respects, immaterial to this proposed Execution and Settlement Agreement as nothing contained in the Regal Debenture prevents Regal from exercising its rights in isolation from the rights of Gruber and Aran Asset and nothing prevents Regal from taking an assignment of all of the assets of the three Debtors.

But, Regal would like to extend a courtesy to Gruber and Aran Asset and, therefore, has graciously offered to take an assignment of the Gruber Debenture and the Aran Asset Debenture (the "**Regal Assignment Agreement**").

If Gruber and Aran Asset accept the Regal Assignment Agreement and if this Execution and Settlement Agreement is signed, then the three Debtors will no longer be indebted to any of:

(a) Regal;
(b) Gruber; or
(c) Aran Asset.

On the other hand, if Gruber and Aran Asset do not accept the Regal Assignment Agreement, then the three Debtors will remain indebted to each of Gruber and Aran Asset, and Gruber and Aran Asset may take whatever steps they deem fit under the Gruber Debenture and the Aran Asset Debenture. But, Gruber and Aran Asset will not be able to obtain any interest in the two Subsidiaries or the mining claims or the fixed assets or the intellectual property held by the two Subsidiaries and Buckingham, as all of those assets will be effectively executed upon by Regal and will be the sole property of Regal.

In order to reduce legal, accounting expenses (including the costs of a Court application and the Court appointment of a Receiver) and in order to avoid the potential loss of any assets held by the Debtors, the Debtors and Regal have agreed to enter into this Execution and Settlement Agreement.

Buckingham agrees that upon the signing of this Execution and Settlement Agreement that it holds in trust for the sole benefit of Regal all of the issued and outstanding shares in the two Subsidiaries.

Buckingham represents and warrants there are no outstanding securities or other rights which grant the right to any holder the right to purchase or otherwise obtain shares in the capital of the two Subsidiaries.

Buckingham also agrees to immediately transfer to Regal:

(a) all of the issued and outstanding shares the Subsidiaries;

(b) all of the fixed assets of Buckingham and the Subsidiaries; and

(c) all of the intellectual assets of Buckingham and the Subsidiaries.

Regal agrees that it will make a US$50,000 payment to Buckingham as soon as reasonably possible following the signing of this Execution and Settlement Agreement. Regal's position is that pursuant to the terms of the Regal Debenture, Regal is under no obligation to make the $50,000.00 payment to Buckingham or any other payment to Buckingham. Such payment is offered in light of the fact that time and energy will need to be spent by Regal to obtain a Court Order and to obtain an Order appointing a Receiver, in the absence of this Execution and Settlement Agreement.

Regal agrees that all indebtedness owed by Buckingham to Regal will be settled by this Execution and Settlement Agreement.

Regal agrees that it will use its commercially reasonable efforts to have Gruber and Aran Asset accept the Regal Assignment Agreement.

Regal agrees that if Gruber and Aran Asset accept the Regal Assignment Agreement, then Regal will be the sole owner of each of the:

(a) Regal Debenture;
(b) Gruber Debenture; and
(c) Aran Asset Debenture,

and that the effect of the accepted Regal Assignment Agreement and this signed Execution and Settlement Agreement will be that the three Debtors will no longer be indebted to either of Gruber or Aran and the right to collect such indebtedness will be assigned to Regal and that such assigned indebtedness will be settled as a further result of this Execution and Settlement Agreement.

The three Debtors and Regal agree to do such other acts and sign such other documents as may be necessary to give full force and effect to this Execution and Settlement Agreement.

If this Execution and Settlement Agreement is not signed today, then Regal will immediately proceed to obtain a Court Order and the appointment of a Receiver and a Court Order that all such costs relating to the Court application and Receivership are borne solely by the three Debtors.

This Agreement will be governed by and construed in accordance with the laws of British Columbia.

This Execution and Settlement Agreement may be signed in counterpart and by fax.

Please confirm that these terms of this Execution and Settlement Agreement are acceptable, by signing below this Execution and Settlement Agreement.

REGAL URANIUM INC.

Per: Pascal Roy, President and CEO

Each of the below agree to the terms of this Execution and Settlement Agreement.

BUCKINGHAM EXPLORATION INC.

Per: Robin Relph, President

HYDE PARK URANIUM INC.

Per: Robin Relph, President

ALPHA BETA URANIUM INC.

Per: Robin Relph, President